EXHIBIT 99.1

NEWS RELEASE

Ivanhoe Energy appoints industry leader Carlos A. Cabrera
as Executive Co-Chairman

Corporate leadership team strengthened to capitalize
on world-wide opportunities and to build shareholder value

VANCOUVER, CANADA (December 14, 2011) – The Board of Directors of Ivanhoe Energy Inc. (TSX: IE; NASDAQ: IVAN) today announced the appointment of Carlos A. Cabrera as Executive Co-Chairman as part of a realignment of the company’s leadership team.

Mr. Cabrera, who joined the Ivanhoe Energy board as an independent Director in May 2010, has more than 35 years of experience in the petroleum, petrochemical and gas processing industries. Since 2009, he has served as President and Chief Executive Officer of China’s National Institute of Low Carbon and Clean Energy (NICE), based in Beijing; prior to which he was Chairman, President and Chief Executive Officer of UOP LLC, a Honeywell company.

“Mr. Cabrera has the experience and first-hand knowledge of international energy markets to guide our determination to successfully capitalize on world-wide opportunities for our advanced technologies and, in the process, to ensure that we fulfill our commitment to building shareholder value,” said Robert Friedland, who has been serving as Executive Chairman and Chief Executive Officer of Ivanhoe Energy Inc. since 2008 and now becomes Executive Co-Chairman.

“In addition to our Pungarayacu Project in Ecuador, we also see significant opportunities in Latin America, North America, the Middle East and Asia for our proprietary Heavy-to-Light upgrading process that we will be pursuing with the added benefits of his leadership and the professional recognition he has earned in his long career in the energy industry,” said Mr. Friedland.

Mr. Friedland also confirmed that David Dyck is continuing in his current senior executive roles as President and Chief Operating Officer of Ivanhoe Energy Inc. and as President and Chief Executive Officer of the subsidiary, Ivanhoe Energy Canada.

As part of the corporate realignment, Mr. Friedland – who is Ivanhoe Energy’s founding Chairman – will maintain his close involvement with the formulation and execution of the company’s strategic initiatives around the world while working closely with Mr. Cabrera and Mr. Dyck. Mr. Friedland will also continue as Co-Chairman of Ivanhoe Energy’s Asia-focused subsidiary, Pan-China Resources Ltd. He has discontinued his role as Chief Executive Officer of Ivanhoe Energy Inc.

Robert Abboud has relinquished his position as Co-Chairman of the Board of Directors of Ivanhoe Energy Inc., while continuing as the Board’s Lead Independent Director.

Mr. Abboud and Mr. Friedland also will continue to serve on the Board’s restructured Executive Committee with Mr. Dyck and directors Howard Balloch and Peter Meredith. Mr. Cabrera will chair the Executive Committee.

Mr. Cabrera said Ivanhoe Energy’s HTL upgrading technology is uniquely positioned to help satisfy the global energy industry’s increasing dependence on known reserves of heavier oil.

“In addition to enabling the economic production of previously unexploited heavy oils, HTL has shown that it can extend the life of large oil fields that are increasingly producing heavier crude oils that are more difficult to transport to markets.”

Mr. Cabrera received the 2007 Fuels and Petrochemicals Division Leadership Award from the American Institute of Chemical Engineers in recognition of his contributions to the industry. In 2008, he received Honeywell’s Senior Leadership Award, the company’s highest honor for Honeywell leaders, and in 2009 he was named to the ranks of the Executive Corporate Elite chosen by the California-based Hispanic Business Magazine. Mr. Cabrera, a member of the Global Advisory Board of the University of Chicago’s Booth School of Business, has a Bachelor of Science degree in Chemical Engineering from the University of Kentucky and a Master’s degree in Business Administration from the University of Chicago.

Ivanhoe Energy is an independent international heavy oil development and production company focused on pursuing long-term growth in its reserves and production using advanced technologies, including its proprietary heavy oil upgrading process (HTLTM). Core operations are in Canada, United States, Ecuador, China and Mongolia, with business development opportunities worldwide. Ivanhoe Energy trades on The Toronto Stock Exchange with the symbol IE and on the NASDAQ Capital Market with the ticker symbol IVAN.

For more information about Ivanhoe Energy please visit www.ivanhoeenergy.com.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, statements concerning the potential benefits of Ivanhoe Energy's heavy oil upgrading technology, the potential for commercialization and future application of the heavy oil upgrading technology and other technologies, statements relating to the continued advancement of Ivanhoe Energy's projects, the potential for successful exploration and development drilling, dependence on new product development and associated costs, statements relating to anticipated capital expenditures, the necessity to seek additional funding, statements relating to increases in production and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions relating to matters that are not historical facts are forward-looking statements.  Although Ivanhoe Energy believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, new product development will not proceed as planned, the HTL technology to upgrade bitumen and heavy oil may not be commercially viable, geological conditions in reservoirs may not result in commercial levels of oil and gas production, the availability of drilling rigs and other support services, uncertainties about the estimates of reserves, the risk associated with doing business in foreign countries, environmental risks, changes in product prices, our ability to raise capital as and when required, competition and other risks disclosed in Ivanhoe Energy's 2010 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on EDGAR and the Canadian Securities Commissions on SEDAR.

For further information contact:

David Dyck
President and Chief Operating Officer
1 (403) 817 1155
info@ivanhoeenergy.com

For media enquiries contact:

Hilary McMeekin
Manager, Corporate Communications
1 (403) 817 1108
hmcmeekin@ivanhoeenergy.com
Greg Phaneuf Executive Vice President, Corporate Development 1 (403) 817 1155 info@ivanhoeenergy.com